As filed with the Securities and Exchange Commission on December 9, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AOL INC.

(Exact name of Company as specified in its charter)

Delaware	20-4268793
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

770 Broadway

New York, NY 10003

Telephone: (212) 652-6400

(Address including zip code, and telephone number, including area code, of principal executive offices)

AOL INC. 2010 STOCK INCENTIVE PLAN

(Full title of the plan)

Ira H. Parker

General Counsel

770 Broadway

New York, NY 10003

(Name and address of agent for service)

(212) 652-6400

(Telephone number, including area code, of agent for service)

With copies to:

Peter S. Malloy, Esq.

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $0.01 par value	11,400,000	$24.00	$273,600,000.00	$15,266.88

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common sock that may be issuable as a result of a stock split, stock dividend, or similar transactions under the AOL Inc. 2010 Stock Incentive Plan (the “Plan”). Subject to certain adjustments as provided in the Plan, the number of shares of common stock available for issuance under the Plan is equal to the sum of (a) 10,500,000 plus (b) the aggregate number of shares of common stock subject to the Converted Awards (as defined in the Plan). The aggregate number of shares of common stock subject to the Converted Awards has been estimated for purposes of calculating the amount of the registration fee. To the extent that the actual number of shares of common stock to be offered pursuant to the Plan exceeds the number of shares of common stock registered on this Registration Statement, the registrant will file a new registration statement for the additional shares.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of common stock of the registrant in the “when issued” trading market as reported on the New York Stock Exchange on December 3, 2009.

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of AOL Inc.

4.2	Certificate of Amendment of the Certificate of Incorporation of AOL Inc.

4.3	By-laws of AOL Inc.

4.4	AOL Inc. 2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of AOL Inc. filed on November 23, 2009).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the AOL Inc. 2010 Stock Incentive Plan (the “Plan”) covered by this Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by AOL Inc. (the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

1.	The Company’s registration statement on Form 10 (File No. 001-34419) filed with the Commission on July 27, 2009, as amended, including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description; and

2.	The Company’s Current Reports on Form 8-K, filed on November 19, 2009 and November 23, 2009.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, the Company’s Certificate of Incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Company’s Certificate of Incorporation or By-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

The Company’s By-laws require indemnification, to the fullest extent permitted under Delaware law, of any person who is or was a director or officer of the Company and who is or was a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of Company as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, the By-laws provide that expenses incurred by or on behalf of a current or former director or officer in connection with defending any action, suit or proceeding will be advanced to the director or officer by the Company upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in the By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

The Company maintains liability insurance for its directors and officers. Such insurance is available to the Company’s directors and officers in accordance with its terms.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of AOL Inc.

4.2	Certificate of Amendment of the Certificate of Incorporation of AOL Inc.

4.3	By-laws of AOL Inc.

4.4	AOL Inc. 2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of AOL Inc. filed on November 23, 2009).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of December, 2009.

AOL INC.

By	/S/ ARTHUR MINSON
Name:	Arthur Minson
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Ira H. Parker, Julie Jacobs, Damien Atkins and Erin Tulk as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY M. ARMSTRONG	Chairman and Chief Executive Officer (Principal Executive Officer)	December 9, 2009
Timothy M. Armstrong

/S/ ARTHUR MINSON	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 9, 2009
Arthur Minson

/S/ DOUGLAS EDWARD HORNE	Controller (Principal Accounting Officer)	December 9, 2009
Douglas Edward Horne

/S/ RICHARD L. DALZELL	Director	December 9, 2009
Richard L. Dalzell

Signature	Title	Date

/S/ KAREN E. DYKSTRA	Director	December 9, 2009
Karen E. Dykstra

/S/ WILLIAM R. HAMBRECHT	Director	December 9, 2009
William R. Hambrecht

/S/ SUSAN M. LYNE	Director	December 9, 2009
Susan M. Lyne

/S/ PATRICIA E. MITCHELL	Director	December 9, 2009
Patricia E. Mitchell

/S/ MICHAEL K. POWELL	Director	December 9, 2009
Michael K. Powell

/S/ FREDRIC G. REYNOLDS	Director	December 9, 2009
Fredric G. Reynolds

/S/ JAMES R. STENGEL	Director	December 9, 2009
James R. Stengel

/S/ JAMES A. WIATT	Director	December 9, 2009
James A. Wiatt

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of AOL Inc.

4.2	Certificate of Amendment of the Certificate of Incorporation of AOL Inc.

4.3	By-laws of AOL Inc.

4.4	AOL Inc. 2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of AOL Inc. filed on November 23, 2009).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).